Exhibit 10.1
SERIES A CUMULATIVE CONVERTIBLE PREFERRED UNIT

PURCHASE AGREEMENT

among

REGENCY ENERGY PARTNERS LP

and

THE PURCHASERS PARTY HERETO

SERIES A CUMULATIVE CONVERTIBLE PREFERRED UNIT PURCHASE AGREEMENT
This SERIES A CUMULATIVE CONVERTIBLE PREFERRED UNIT PURCHASE AGREEMENT, dated as of September 2, 2009 (this “Agreement”), is entered into by and among REGENCY ENERGY PARTNERS LP, a Delaware limited partnership (“Regency”), and each of the purchasers set forth in Schedule A hereto (each, a “Purchaser” and collectively, the “Purchasers”).

WHEREAS, Regency desires to sell to each of the Purchasers, and each of the Purchasers desires, severally and not jointly, to purchase from Regency, certain of Regency’s Series A Preferred Units (as defined below), in accordance with the provisions of this Agreement.

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

ARTICLE I

                                                                                                                                                                                         DEFINITIONS

Section 1.01   Definitions.  As used in this Agreement, the following terms have the meanings indicated:

“Affiliate” means, with respect to a specified Person, any other Person, directly or indirectly controlling, controlled by or under direct or indirect common control with such specified Person.  For purposes of this definition, “control” (including, with correlative meanings, “controlling,” “controlled by” and “under common control with”) means the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the introductory paragraph of this Agreement.

“Allocated Purchase Price” means with respect to each Purchaser, the dollar amount set forth opposite such Purchaser’s name under the heading “Allocated Purchase Price” on Schedule A hereto.

“Basic Documents” means, collectively, this Agreement, the Partnership Agreement, the Non-Disclosure Agreement and any and all other agreements or instruments executed and delivered by the Parties to evidence the execution, delivery and performance of this Agreement, and any amendments, supplements, continuations or modifications thereto.

“Business Day” means any day other than a Saturday, Sunday, any federal legal holiday or day on which banking institutions in the State of New York or State of Texas are authorized or required by Law or other governmental action to close.

“Closing” shall have the meaning specified in Section 2.02.

“Closing Date” shall have the meaning specified in Section 2.02.

“Code” shall have the meaning specified in Section 3.09.

“Commission” means the United States Securities and Exchange Commission.

“Common Units” means common units representing limited partner interests in Regency, as defined in the Partnership Agreement.

“Company Lock-Up Date” means 60 days from the Closing Date.

“Contract” means any contract, agreement, indenture, note, bond, mortgage, loan, instrument, lease, license, commitment or other arrangement, understanding, undertaking, commitment or obligation, whether written or oral.

“Conversion Units” means the Common Units issuable upon conversion of the Purchased Units.

“Delaware LLC Act” shall have the meaning specified in Section 3.02(c).

“Delaware LP Act” shall have the meaning specified in Section 3.02(a).

“Environmental Law” means any applicable Law in any way relating to the protection of human health and safety, the environment, natural resources or the safety of owning, operating or managing liquid pipelines or other facilities used for processing, storing or transporting natural gas or its by-products, including the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. App. § 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Clean Water Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. § 136 et seq.), the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.), the Pipeline Inspection, Protection, Enforcement and Safety Act (49 U.S.C. Chapter 601), the Hazardous Liquid Pipeline Safety Act (49 U.S.C. Chapter 601), the Natural Gas Pipeline Safety Act (49 U.S.C. Chapter 601), the Pipeline Safety Improvement Act (49 U.S.C. Chapter 601), the Natural Gas Policy Act (15 U.S.C. § 3301 et seq.) and the Natural Gas Act (15 U.S.C. 717 et seq.).

“Environmental Permits” means all Permits required under any Environmental Laws for the operation of the business of Regency and its Subsidiaries.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations of the Commission promulgated thereunder.

 “GAAP” means generally accepted accounting principles in the United States of America as of the date hereof; provided that for the Regency Financial Statements prepared as of a certain date, GAAP referenced therein shall be GAAP as of the date of such Regency Financial Statements.

“General Partner” means, collectively, Regency GP LP, a Delaware limited partnership, and Regency GP LLC, a Delaware limited liability company and the general partner of Regency GP LP.

“Governmental Authority” means, with respect to a particular Person, any country, state, county, city and political subdivision in which such Person or such Person’s Property is located or which exercises valid jurisdiction over any such Person or such Person’s Property, and any court, agency, department, commission, board, bureau or instrumentality of any of them and any monetary authority which exercises valid jurisdiction over any such Person or such Person’s Property.  Unless otherwise specified, all references to Governmental Authority herein with respect to Regency means a Governmental Authority having jurisdiction over Regency, its Subsidiaries or any of their respective Properties.

“Haynesville Project” shall have the meaning specified in Section 3.20(a).

“Hazardous Substances” means any substance that is toxic, ignitable, reactive, corrosive, radioactive, caustic, or is or may be regulated under any Environmental Law as a hazardous substance, hazardous material, contaminant, toxic substance, toxic pollutant, hazardous waste, special waste, industrial waste or pollutant (including petroleum, its derivatives, by-products and other hydrocarbons, poly-chlorinated bi-phenyls and asbestos).

“Indemnified Party” shall have the meaning specified in Section 5.03(b).

“Indemnifying Party” shall have the meaning specified in Section 5.03(b).

“Law” means any federal, state, local or foreign order, writ, injunction, judgment, settlement, award, decree, statute, law (including common law), rule or regulation.

“Lien” means any mortgage, claim, encumbrance, pledge, lien (statutory or otherwise), security agreement, conditional sale or trust receipt or a lease, consignment or bailment, preference or priority, assessment, deed of trust, charge, easement, servitude or other encumbrance upon or with respect to any property of any kind.

“LTIP” shall have the meaning specified in Section 3.02(b).

“NASDAQ” means the NASDAQ Global Select Market.

“Non-Disclosure Agreement” means, collectively, those agreements, by and between any of the Purchasers (or their representatives or advisors) and Regency, entered into in connection with the offering of the Purchased Units.

 “Partnership Agreement” means the Amended and Restated Agreement of Limited Partnership of Regency, dated February 3, 2006, as amended through the date hereof.

“Person” means any individual, corporation, company, voluntary association, partnership, joint venture, trust, limited liability company, unincorporated organization, government or any agency, instrumentality or political subdivision thereof or any other form of entity.

“Permits” means any approvals, authorizations, consents, licenses, permits or certificates of a Governmental Authority.

“Permitted Transferee” means, with respect to any Purchaser, any transferee with respect to a “transfer” (as the term “transfer” is defined in Section 4.4(a) of the Partnership Agreement) of Series A Preferred Units in accordance with the terms and conditions set forth in the Partnership Agreement.

“Petrohawk” shall have the meaning specified in Section 3.20(c).

“Petrohawk Firm Gas Transportation Agreement” shall have the meaning specified in Section 3.20(c).

“Pipeline Construction Contract” shall have the meaning specified in Section 3.20(b).

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible (including intellectual property rights).

“Purchase Price” means $80,000,023.80, which is the aggregate of each Purchaser’s Allocated Purchase Price as set forth on Schedule A hereto.

“Purchased Units” means, with respect to each Purchaser, the number of Series A Preferred Units as set forth opposite such Purchaser’s name on Schedule A hereto.

“Purchaser Lock-Up Period” shall have the meaning specified in Section 4.06(a).

“Purchaser Related Parties” shall have the meaning specified in Section 5.01.

“Purchasers” has the meaning set forth in the introductory paragraph of this Agreement.

“Regency” has the meaning set forth in the introductory paragraph of this Agreement.

“Regency Credit Facility” means the Fourth Amended and Restated Credit Agreement, dated as of August 15, 2006, as amended as of the date hereof and from time to time, by and among Regency and the lenders named therein, as amended as of the date hereof.

“Regency Financial Statements” shall have the meaning specified in Section 3.03(a).

“Regency Intrastate Gas” shall have the meaning specified in Section 3.20(b).
“Regency Material Adverse Effect” means any material and adverse effect on (a) the assets, liabilities, financial condition, business, results of operations or affairs of Regency and its Subsidiaries taken as a whole; (b) the ability of Regency and its Subsidiaries taken as a whole to carry on their business as such business is conducted as of the date hereof or to meet their obligations under the Basic Documents on a timely basis; or (c) the ability of Regency to consummate the transactions under any Basic Document; provided, however, that a Regency Material Adverse Effect shall not include any material and adverse effect on the foregoing to the extent such material and adverse effect results from, arises out of, or is attributable to (x) a general deterioration in the economy or changes in the general state of the industries in which the Regency Parties operate, except to the extent that the Regency Parties, taken as a whole, are adversely affected in a disproportionate manner as compared to other industry participants, (y) the outbreak or escalation of hostilities involving the United States, the declaration by the United States of a national emergency or war or the occurrence of any other calamity or crisis affecting the national economy as a whole, including acts of terrorism, or (z) any change in applicable Law, or the interpretation thereof.

                “Regency Parties” means Regency, the General Partner and all of Regency’s Subsidiaries.

“Regency Permits” shall have the meaning specified in Section 3.19(b).

“Regency Related Parties” shall have the meaning specified in Section 5.02.

“Regency SEC Documents” shall have the meaning specified in Section 3.03(a).

“Representatives” means, with respect to a specified Person, the officers, directors, managers, employees, agents, counsel, accountants, investment bankers and other representatives of such Person.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and the rules and regulations of the Commission promulgated thereunder.

“Series A Preferred Units” means Regency’s Series A Cumulative Convertible Preferred Units.

“Subsidiary” means, as to any Person, any corporation or other entity of which:  (i) such Person or a Subsidiary of such Person is a general partner or manager; (ii) at least a majority of the outstanding equity interest having by the terms thereof ordinary voting power to elect a majority of the board of directors or similar governing body of such corporation or other entity (irrespective of whether or not at the time any equity interest of any other class or classes of such corporation or other entity shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more of its Subsidiaries; or (iii) any corporation or other entity as to which such Person consolidates for accounting purposes.

“Talco” shall have the meaning specified in Section 3.20(d).

“Talco Firm Gas Transportation Agreement” shall have the meaning specified in Section 3.20(d).

“Tax Return” shall have the meaning specified in Section 3.18(b).

“Taxes” shall have the meaning specified in Section 3.18(b).

“Third Party Claim” shall have the meaning specified in Section 5.03(b).

Section 1.02   Accounting Procedures and Interpretation.  Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all determinations with respect to accounting matters hereunder shall be made, and all Regency Financial Statements and certificates and reports as to financial matters required to be furnished to the Purchasers hereunder shall be prepared, in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q promulgated by the Commission) and in compliance as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the Commission with respect thereto.

AGREEMENT TO SELL AND PURCHASE

Section 2.01   Sale and Purchase.  Subject to the terms and conditions hereof, Regency hereby agrees to issue and sell to each Purchaser, free and clear of any and all Liens, and each Purchaser, severally and not jointly, hereby agrees to purchase from Regency, the number of Purchased Units as set forth on Schedule A (such number of Purchased Units set forth thereon with respect to each Purchaser), and each Purchaser agrees to pay Regency its Allocated Purchase Price.

Section 2.02   Closing.  Subject to the terms and conditions hereof, the consummation of the purchase and sale of the Purchased Units hereunder (the “Closing”) shall take place on the date specified in the introductory paragraph to this Agreement (the “Closing Date”) at the offices of Mayer Brown LLP, 700 Louisiana, Suite 3400, Houston, Texas 77002.  The parties agree that the Closing may occur via delivery of facsimiles of this Agreement and cross-receipts; provided, that originals of such documents are sent via overnight delivery to be received by the other party (or designee of such other party) on the first Business Day immediately following the Closing Date.

Section 2.03   Regency Deliveries.  Prior to, or on the Closing Date, as applicable, subject to the terms and conditions hereof, Regency will deliver, or cause to be delivered, to the Purchasers:

(a) the Purchased Units, registered in such name(s) as the Purchasers have designated;

(b) certificates representing the Purchased Units, each in the form set forth in Section 5.14(b)(vii) of the Partnership Agreement;

(c) copies of (i) the Certificate of Limited Partnership of Regency and all amendments thereto, (ii) the Certificate of Limited Partnership of Regency GP LP and all amendments thereto and (iii) the Certificate of Formation of Regency GP LLC and all amendments thereto, each of (i), (ii) and (iii) certified by the Secretary of State of the jurisdiction of its formation as of a recent date;

(d) a certificate of the Secretary of State of the State of Delaware, dated a recent date, that Regency is in good standing;

(e) a cross-receipt executed by Regency and delivered to each Purchaser certifying that it has received the Allocated Purchase Price with respect to such Purchaser as of the Closing Date;

(f) an opinion addressed to the Purchasers from legal counsel to Regency, dated as of the Closing Date, in the form and substance attached hereto as Exhibit A;

(g) a certificate of the Secretary or Assistant Secretary of Regency GP, LLC, on behalf of Regency, certifying as to and attaching (1) the Partnership Agreement, (2) board resolutions authorizing the execution and delivery of the Basic Documents and the consummation of the transactions contemplated thereby, including the issuance of the Purchased Units, and (3) the incumbency of the officers authorized to execute the Basic Documents on behalf of Regency, setting forth the name and title and bearing the signatures of such officers;

(h) a duly executed waiver of the General Partner with respect to certain of its rights under the Partnership Agreement, in the form and substance attached hereto as Exhibit B; and

(i) a copy of Amendment No. 7 to the Partnership Agreement duly executed by the General Partner.

Section 2.04   Purchasers’ Deliveries.  Prior to, or on the Closing Date, subject to the terms and conditions hereof, each Purchaser will deliver, or cause to be delivered, to Regency:

(a) payment to Regency of such Purchaser’s Allocated Purchase Price by wire transfer of immediately available funds to an account designated by Regency prior to the Closing Date; and

(b) a cross-receipt executed by such Purchaser and delivered to Regency certifying that it has received its respective Purchased Units as of the Closing Date.

Section 2.05   Independent Nature of Purchasers’ Obligations and Rights.  The obligations of each Purchaser under any Basic Document are several and not joint with the obligations of any other Purchaser, and no Purchaser shall be responsible in any way for the performance of the obligations of any other Purchaser under any Basic Document.  The failure or waiver of performance under any Basic Document by any Purchaser does not excuse performance by any other Purchaser.  Nothing contained herein or in any other Basic Document, and no action taken by any Purchaser pursuant thereto, shall be deemed to constitute the Purchasers as a partnership, an association, a joint venture or any other kind of entity or create a presumption that the Purchasers are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by the Basic Documents.  Each Purchaser shall be entitled to independently protect and enforce its rights, including the rights arising out of this Agreement or out of the other Basic Documents, and it shall not be necessary for any other Purchaser to be joined as an additional party in any proceeding for such purpose.

Section 2.06   Further Assurances.  From time to time after the date hereof, without further consideration, Regency and each of the Purchasers shall use its commercially reasonable efforts to take, or cause to be taken, all actions necessary or appropriate to consummate the transactions contemplated by this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES AND

COVENANTS RELATED TO REGENCY

Regency represents and warrants to and covenants with each Purchaser as follows:

Section 3.01   Partnership Existence.  Regency is a limited partnership duly formed, validly existing and in good standing under the laws of the State of Delaware, has all requisite power and authority, and has all governmental licenses, authorizations, consents and approvals necessary, to own, lease, use and operate its Properties and carry on its business as its business is now being conducted, except where the failure to obtain such licenses, authorizations, consents and approvals would not be reasonably likely to have a Regency Material Adverse Effect.  Each of Regency’s Subsidiaries has been duly incorporated or formed, as the case may be, and is validly existing and in good standing under the laws of the state or other jurisdiction of its incorporation or organization, as the case may be.  Each of Regency’s Subsidiaries has all requisite power and authority, and has all governmental licenses, authorizations, consents and approvals necessary, to own, lease, use or operate its respective Properties and carry on its business as now being conducted, except where the failure to obtain such licenses, authorizations, consents and approvals would not be reasonably likely to have a Regency Material Adverse Effect.  None of Regency nor any of its Subsidiaries is in default in the performance, observance or fulfillment of any provision of, in the case of Regency, the Partnership Agreement or its Certificate of Limited Partnership or, in the case of any Subsidiary of Regency, its respective certificate of incorporation, certification of formation, certificate of limited partnership, bylaws, limited liability company agreement, partnership agreement or other similar organizational documents.  Each of Regency and its Subsidiaries is duly qualified or licensed and in good standing as a foreign limited partnership, limited liability company or corporation, as applicable, and is authorized to do business in each jurisdiction in which the ownership or leasing of its respective Properties or the character of its respective operations makes such qualification necessary, except where the failure to obtain such qualification, license, authorization or good standing would not be reasonably likely to have a Regency Material Adverse Effect.

Section 3.02   Capitalization and Valid Issuance of Purchased Units.

(a) As of the date of this Agreement, prior to the issuance and sale of the Purchased Units, as contemplated hereby, the issued and outstanding limited partner interests of Regency consist of 81,131,978 Common Units and the Incentive Distribution Rights (as defined in the Partnership Agreement).  The number of outstanding phantom units, the maximum number of Common Units into which such phantom units could convert and a vesting schedule as to such Units are set forth on Schedule 3.02(a) hereof. The only issued and outstanding general partner interests of Regency are the interests held by the General Partner, as described in the Partnership Agreement.  All outstanding Common Units and Incentive Distribution Rights and the limited partner interests represented thereby have been duly authorized and validly issued in accordance with the Partnership Agreement and are fully paid (to the extent required under the Partnership Agreement) and nonassessable (except as such nonassessability may be affected by matters described in Sections 17-303, 17-607 and 17-804 of the Delaware Revised Uniform Limited Partnership Act (the “Delaware LP Act”)).

(b) Other than the Regency GP LLC Long-Term Incentive Plan (the “LTIP”), Regency has no equity compensation plans that contemplate the issuance of partnership interests of Regency (or securities convertible into or exchangeable for partnership interests of Regency).  No indebtedness having the right to vote (or convertible into or exchangeable for securities having the right to vote) on any matters on which Regency unitholders may vote are issued or outstanding. No Subordinated Units (as defined in the Partnership Agreement) are issued or outstanding.  Except as set forth on Schedule 3.02(b), there are no outstanding or authorized, and with respect only to Conversion Units there will not be at the time of any such conversion, (i) options, warrants, preemptive rights, subscriptions, calls, rights of first refusal, or other rights, convertible or exchangeable securities, agreements, claims or commitments of any character obligating Regency or any of its Subsidiaries to issue, transfer or sell any partnership interests (including the Series A Preferred Units and the Conversion Units) or other equity interest in, Regency or any of its Subsidiaries or securities convertible into or exchangeable for such partnership interests, or rights under any Contract requiring payment based upon the value of the equity of Regency, (ii) obligations of Regency or any of its Subsidiaries to repurchase, redeem or otherwise acquire any partnership interests or equity interests of Regency or any of its Subsidiaries or any such securities or agreements listed in clause (i) of this sentence or (iii) proxy agreement or voting trusts or similar agreements to which Regency or any of its Subsidiaries is a party with respect to the voting of the equity interests of Regency or any of its Subsidiaries.

(c) (i) All of the issued and outstanding equity interests of each of Regency’s Subsidiaries (except for Edwards Lime Gathering LLC, of which Regency owns approximately 60% of the member interests, and RIGS Haynesville Partnership Co., of which Regency owns a 38% general partner interest) are owned, directly or indirectly, by Regency free and clear of any Liens (except for such restrictions as may exist under applicable Law and except for such Liens as may be imposed under the Regency Credit Facility), and all such ownership interests have been duly authorized, validly issued and are fully paid (to the extent required in the organizational documents of Regency’s Subsidiaries, as applicable) and non-assessable (except as such nonassessability may be affected by matters described in Sections 17-303, 17-607 and 17-804 of the Delaware LP Act, Sections 18-607 and 18-804 of the Delaware Limited Liability Company Act (the “Delaware LLC Act”) and Article 5.09 of the Texas Limited Liability Company Act) and free of preemptive rights and (ii) except as disclosed in the Regency SEC Documents, neither Regency nor any of its Subsidiaries owns any shares of capital stock or other securities of, or interest in, any other Person, or is obligated to make any capital contribution to or other investment in any other Person.

(d) The Purchased Units being purchased by each of the Purchasers hereunder and the limited partner interests represented thereby will be duly authorized by Regency pursuant to the Partnership Agreement prior to the Closing and, when issued and delivered to such Purchaser against payment therefor in accordance with the terms of this Agreement, will be validly issued, fully paid (to the extent required by the Partnership Agreement) and nonassessable (except as such nonassessability may be affected by matters described in Sections 17-303, 17-607 and 17-804 of the Delaware LP Act) and will be free of any and all Liens and restrictions on transfer, other than (i) restrictions on transfer under the Partnership Agreement or this Agreement and under applicable state and federal securities laws and (ii) such Liens as are created by the Purchasers.

(e) Upon issuance in accordance with this Agreement and the terms of the Series A Preferred Units, the Conversion Units will be duly authorized, validly issued, fully paid (to the extent required by the Partnership Agreement) and nonassessable (except as such nonassessability may be affected by matters described in Sections 17-303, 17-607 and 17-804 of the Delaware LP Act) and will be free of any and all Liens and restrictions on transfer, other than (i) restrictions on transfer under the Partnership Agreement or this Agreement and under applicable state and federal securities laws and (ii) such Liens as are created by the Purchasers.

(f) The Common Units are listed on the NASDAQ, and Regency has not received any notice of delisting.  As of the date hereof, a “Notification Form: Listing of Additional Shares” and supporting documentation, if required, related to the Conversion Units has been filed with the NASDAQ.

Section 3.03     Regency SEC Documents; Regency Financial Statements.

(a) Regency has filed with the Commission all forms, registration statements, reports, schedules and statements required to be filed by it under the Exchange Act or the Securities Act (all such documents, collectively the “Regency SEC Documents”).  The Regency SEC Documents, including any audited or unaudited financial statements and any notes thereto or schedules included therein (the “Regency Financial Statements”), at the time filed (in the case of registration statements, solely on the dates of effectiveness) (except to the extent corrected by a subsequently filed Regency SEC Document filed prior to the date hereof) (a) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein (in light of the circumstances under which they were made in the case of any prospectus) not misleading, (b) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as applicable, (c) complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the Commission with respect thereto, (d) in the case of the Regency Financial Statements, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the Commission), and (e) in the case of the Regency Financial Statements, fairly present (subject in the case of unaudited statements to normal, recurring and year-end audit adjustments) in all material respects the consolidated financial position of Regency and its Subsidiaries as of the dates thereof and the consolidated results of its operations and cash flows for the periods then ended.  KPMG LLP is the independent, registered public accounting firm with respect to Regency and the General Partner and has not resigned or been dismissed as independent public accountants of Regency or the General Partner as a result of or in connection with any disagreement with Regency on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b) The General Partner’s principal executive officer and its principal financial officer have disclosed, based on their most recent evaluation, to Regency’s auditors and the audit committee of the Board of Directors of the General Partner (i) all significant deficiencies in the design or operation of internal controls which could adversely affect Regency’s ability to record, process, summarize and report financial data and have identified for Regency’s auditors any material weaknesses in internal controls and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Regency’s internal controls.

(c) Regency has provided to Purchasers copies of all issued auditors’ reports, letters to management regarding accounting practices and systems of internal controls, and all responses to such letters from management, in each case to the extent relating to the business of Regency and its Subsidiaries and the operation thereof, whether the same are issued to Regency or any of its Subsidiaries.  Except for management letters from accountants, neither Regency nor any of its Subsidiaries nor, to the Regency’s knowledge, any director, officer, employee, auditor, accountant or representative of Regency or any of its Subsidiaries has received any complaint, allegation, assertion or claim, in each case of a material nature, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Regency, any of its Subsidiaries or their respective internal accounting controls, including any such complaint, allegation, assertion or claim that Regency or any of its Subsidiaries has engaged in questionable accounting or auditing practices.

Section 3.04   No Material Adverse Change.  Except as expressly set forth in or contemplated by the Regency SEC Documents filed with the Commission on or prior to the date hereof, since the date of Regency’s most recent Form 10-Q filing with the Commission, Regency and its Subsidiaries have conducted their respective businesses in the ordinary course, consistent with past practice, and there has been no (a) change, event, occurrence, effect, fact, circumstance or condition that has had or would be reasonably likely to have a Regency Material Adverse Effect, (b) acquisition or disposition of any material asset by Regency or any of its Subsidiaries or any Contract therefor, otherwise than for fair value in the ordinary course of business or as disclosed in the Regency SEC Documents or on Schedule 3.04 hereto, or (c) material change in Regency’s accounting principles, practices or methods.  Since the date of Regency’s most recent Form 10-Q filing with the Commission, Regency has filed with the Commission all reports required by the Exchange Act on a timely basis.

Section 3.05   Litigation.  Except as set forth in the Regency SEC Documents, there is no action, suit or proceeding pending (including any investigation, litigation or inquiry) or, to Regency’s knowledge, contemplated or threatened against or affecting any of the Regency Parties or any of their respective officers, directors, properties or assets, which (a) questions the validity of this Agreement or the right of Regency to enter into this Agreement or to consummate the transactions contemplated hereby or (b) (individually or in the aggregate) would be reasonably likely to result in a Regency Material Adverse Effect.

Section 3.06   No Conflicts; Compliance with Laws.  The execution, delivery and performance by Regency of the Basic Documents and compliance by Regency with the terms and provisions hereof and thereof, and the issuance and sale by Regency of the Purchased Units and Conversion Units, do not and will not, assuming the accuracy of the representations and warranties of the Purchasers contained herein and their compliance with the covenants contained herein, (a) violate any provision of any Law or Permit having applicability to Regency, the General Partner, any of their respective Subsidiaries or the Properties of Regency, the General Partner or their respective Subsidiaries, (b) conflict with or result in a violation or breach of any provision of the certificate of limited partnership or other organizational documents of Regency, or the Partnership Agreement, or any organizational documents of the General Partner or any of the Subsidiaries of Regency or the General Partner, (c) require any consent, approval or notice under or result in a violation or breach of or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any Contract or credit agreement to which Regency, the General Partner or any of their respective Subsidiaries is a party or by which Regency, the General Partner or any of their respective Subsidiaries or any of the Properties of Regency, the General Partner or any of their respective Subsidiaries may be bound, or (d) result in or require the creation or imposition of any Lien upon or with respect to any of the Properties now owned or hereafter acquired by Regency or any of its Subsidiaries, except in the case of clauses (a) and (b) where any such conflict, violation, default, breach, termination, cancellation, failure to receive consent, approval or notice, or acceleration with respect to the foregoing provisions of this Section 3.06 would not be, individually or in the aggregate, reasonably likely to result in a Regency Material Adverse Effect.

Section 3.07   Authority, Enforceability.  Regency has all necessary partnership power and authority to execute, deliver and perform its obligations under the Basic Documents, and the execution, delivery and performance by Regency of the Basic Documents has been duly authorized by all necessary action on the part of the General Partner; and the Basic Documents constitute the legal, valid and binding obligations of Regency, enforceable in accordance with their terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer and similar laws affecting creditors’ rights generally or by general principles of equity and except as the rights to indemnification may be limited by applicable law.  No approval from the holders of the Common Units is required in connection with Regency’s issuance and sale of the Purchased Units or Conversion Units to the Purchasers.

Section 3.08   Approvals.  Except for the approvals that have already been obtained, no authorization, consent, approval, waiver, license, qualification or written exemption from, nor any filing, declaration, qualification or registration with, any Governmental Authority or any other Person is required in connection with the execution, delivery or performance by Regency of any of the Basic Documents, except where the failure to receive such authorization, consent, approval, waiver, license, qualification or written exemption from, or to make such filing, declaration, qualification or registration would not, individually or in the aggregate, be likely to result in more than a de minimis effect on Regency.

Section 3.09   MLP Status.  Regency has, for each taxable year beginning after December 31, 2005 and ending with December 31, 2008, during which Regency was in existence, met the gross income requirements of Section 7704(c)(2) of the Internal Revenue Code of 1986, as amended (the “Code”).  Regency expects to meet the gross income requirements of Section 7704(c)(2) of the Code for the taxable year ending with December 31, 2009.

Section 3.10   Investment Company Status.  Regency is not an “investment company” or a company controlled by an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 3.11   Certain Fees.  No fees or commissions are or will be payable by Regency to brokers, finders or investment bankers with respect to the sale of any of the Purchased Units or the consummation of the transactions contemplated by this Agreement.  Regency agrees that it will indemnify and hold harmless each Purchaser from and against any and all claims, demands or liabilities for broker’s, finder’s, placement or other similar fees or commissions incurred by Regency or alleged to have been incurred by Regency in connection with the sale of the Purchased Units or the consummation of the transactions contemplated by this Agreement.

Section 3.12   No Side Agreements.  There are no Contracts by, among or between Regency or any of its Affiliates, on the one hand, and any Purchaser or any of its Affiliates, on the other hand, with respect to the transactions contemplated hereby other than the Basic Documents nor promises or inducements for future transactions between or among any of such parties.

Section 3.13   Insurance.  Regency and its Subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts, with such deductibles, as are prudent and customary in the businesses in which they are engaged and for the assets and Properties that they own.  Regency does not have any reason to believe that it or any Subsidiary will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business.  All such insurance will remain in full force and effect immediately following the consummation of the transactions contemplated hereby.  No event has occurred, including the failure by Regency or any of its Subsidiaries to give any notice or information or Regency or any of its Subsidiaries giving any inaccurate or erroneous notice or information, which limits or impairs the rights of Regency or any of its Subsidiaries under any such insurance policies.

Section 3.14   Internal Accounting Controls.  Regency and its Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.  Regency is not aware of any failures of such internal accounting controls.

Section 3.15   Listing and Maintenance Requirements.  The issuance and sale of the Purchased Units does not contravene NASDAQ rules and regulations.

Section 3.16   Subsequent Offerings.  Until the Company Lock-Up Date, without the prior written consent of the holders of a majority of the Purchased Units, Regency will not grant, issue or sell any Partnership Securities, any securities convertible into or exchangeable therefor or take any other action that may result in the issuance of any of the foregoing, other than (i) the Purchased Units, (ii) Common Units issued as restricted units or Common Units issued upon the exercise of options granted under the LTIP or (iii) the issuance or sale of Common Units at a price (less underwriting discounts and commissions) no less than $16.64 per unit.

Section 3.17   Confidential Information.  To the knowledge of Regency, none of its employees or executive officers has disclosed material non-public information to any prospective investor who has not entered into a confidentiality or non-disclosure agreement between such prospective investor and Regency relating to such information.

Section 3.18   Taxes.

(a) Except as would not, individually or in the aggregate, reasonably be expected to have a Regency Material Adverse Effect, (i) Regency and each of its Subsidiaries have prepared and timely filed (taking into account any extension of time within which to file) all Tax Returns required to be filed by any of them and all such filed Tax Returns are complete and accurate, (ii) Regency and each of its Subsidiaries have paid all Taxes that are required to be paid by any of them, (iii) as of the date of this Agreement, there are no audits, examinations, investigations, actions, suits, claims or other proceedings in respect of Taxes pending or threatened in writing nor has any deficiency for any Tax been assessed by any Governmental Authority in writing against Regency or any of its Subsidiaries, and (iv) all Taxes required to be withheld by Regency and its Subsidiaries have been withheld and paid over to the appropriate Tax authority (except, in the case of this clause (iv) or clause (i) or (ii) above, with respect to matters contested in good faith and for which adequate reserves have been established on Regency’s financial statements in accordance with GAAP).  Neither Regency nor any of its Subsidiaries has entered into any transaction that, as of the date of this Agreement, has been identified by the Internal Revenue Service in published guidance as a “listed transaction” as defined under Section 1.6011-4(b)(2) of the Treasury Regulations promulgated under the Code.

(b) As used in this Agreement, (i) “Taxes” means any and all domestic or foreign, federal, state, local or other taxes of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Authority, including taxes on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, unemployment, social security, workers’ compensation or net worth, and taxes in the nature of excise, withholding, ad valorem or value added, and including any liability in respect of any items described above as a transferee or successor, pursuant to Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or foreign Law), or as an indemnitor, guarantor, surety or in a similar capacity under any Contract and (ii) “Tax Return” means any return, report or similar filing (including the attached schedules) filed or required to be filed with respect to Taxes (and any amendments thereto), including any information return, claim for refund or declaration of estimated Taxes.

Section 3.19   Compliance with Laws; Permits.

(a) Regency and each of its Subsidiaries is in compliance in all material respects with all Laws applicable to its business, operations or assets.  Except as disclosed in the Regency SEC Documents with regard to the TCEQ Notice of Enforcement issued on February 15, 2008 with respect to Regency’s plant located in McMullen County, Texas, neither Regency nor any of its Subsidiaries has received any notice of or been charged with any material violation of any Laws, except where any such violations (i) would not reasonably be expected to have, individually or in the aggregate, more than a de minimis effect on the business or operations of Regency or (ii) have been disclosed in Regency SEC Documents.  To the knowledge of Regency, neither Regency nor any of its Subsidiaries is under investigation with respect to the violation of any Laws, and there are no facts or circumstances which could form the basis for any such violation.

(b) Neither Regency nor any of its Subsidiaries is in default or violation, and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation, in any material respect of any term, condition or provision of any material Permit required for the operation of the business of Regency and its Subsidiaries as presently conducted and as presently intended to be conducted (“Regency Permit”), and to the knowledge of Regency, there are no facts or circumstances which could form the basis for any such default or violation, except where such default or violation (i) would not reasonably be expected to have, individually or in the aggregate, more than a de minimis effect on the business or operations of Regency or (ii) has been disclosed in Regency SEC Documents.  There are no material judicial, administrative or arbitral actions, suits, mediations, investigations, inquiries, proceedings or claims (including counterclaims) by or before a Governmental Authority pending or, to the knowledge of Regency, threatened, relating to the suspension, revocation or modification of any Regency Permit, except as such actions, suits, mediations, investigations, inquiries, proceedings or claims (i) would not reasonably be expected to have, individually or in the aggregate, more than a de minimis effect on the business or operations of Regency or (ii) have been disclosed in Regency SEC Documents.  None of the Regency Permits will be impaired or in any way affected by the consummation of the transactions contemplated by this Agreement.

(c) The operations of Regency and each of its Subsidiaries are in material compliance with all applicable Environmental Laws.  Regency and each of its Subsidiaries has obtained and is in material compliance with all Environmental Permits.  Regency has not received written notice of any pending action or proceeding and, to the knowledge of Regency, no action or proceeding is threatened, to revoke, materially modify or terminate any Environmental Permits.  To the knowledge of Regency, no facts, circumstances or conditions currently exist that could adversely affect Regency’s or each of its Subsidiary’s continued material compliance with Environmental Laws and Environmental Permits, except as (i) would not reasonably be expected to have, individually or in the aggregate, more than a de minimis effect on the business or operations of Regency or (ii) have been disclosed in Regency SEC Documents.  There are no present material environmental enforcement or administrative actions or claims under Environmental Law asserted against Regency or its Subsidiaries, including claims relating to the use, storage, release, spill or disposal of any Hazardous Substances, except as such enforcement, administrative actions or claims (i) would not reasonably be expected to have, individually or in the aggregate, more than a de minimis effect on the business or operations of Regency or (ii) have been disclosed in Regency SEC Documents.  Notwithstanding any other provision of this Agreement, the representations and warranties set forth in this Section 3.19(c) are the only representations and warranties relating to Environmental Laws or Environmental Permits.

Section 3.20   Certain Contractual Arrangements.

(a) To the knowledge of Regency, there are no issues (including legal, regulatory, with respect to Permits or otherwise) or circumstances that would reasonably be expected to cause (i) a delay of the completion of the Haynesville Shale Project, as described in that certain Haynesville Shale Project Construction Update prepared by Regency and dated as of August 2009 (such project, the “Haynesville Project”), beyond January 1, 2010, or (ii) cause the aggregate costs for the Haynesville Project to exceed $653,000,000.

(b) There have been no material amendments to, or material modifications of, the pricing or other material terms set forth in that certain Pipeline Construction Contract, dated as of February 24, 2009, by and between Regency Intrastate Gas LP f/k/a Regency Intrastate Gas LLC (“Regency Intrastate Gas”) and Price Gregory International, Inc. (the “Pipeline Construction Contract”).  Regency Intrastate Gas is not in material breach of, or waived any material rights under, the Pipeline Construction Contract.

(c) There have been no material amendments to, or material modifications of, the pricing or other material terms set forth in that certain Firm Gas Transportation Agreement effective December 10, 2008 (the “Petrohawk Firm Gas Transportation Agreement”), by and between Regency Intrastate Gas and Petrohawk Energy Corporation (“Petrohawk”). Regency Intrastate Gas is not in material breach of, or waived any material rights under, the Petrohawk Firm Gas Transportation Agreement.  Pursuant to Section 5(b) of Exhibit B to the Petrohawk Firm Gas Transportation Agreement, Regency Intrastate Gas has provided Petrohawk proof that (i) one-hundred percent (100%) of the pipe for the Haynesville Expansion Capacity (as defined in the Petrohawk Firm Gas Transportation Agreement) has been ordered, (ii) the Louisiana Department of Conservation approval and other regulatory approvals have been received, (iii) all construction contracts have been awarded and (iv) ninety percent (90%) of the right of ways have been purchased.

(d) There have been no material amendments to, or material modifications of, the pricing or other material terms set forth in that certain Firm Gas Transportation Agreement effective February 27, 2009 (the “Talco Firm Gas Transportation Agreement”), by and between Regency Intrastate Gas and Talco Midstream Assets, Ltd. (“Talco”).  Regency Intrastate Gas is not in material breach of, or waived any material rights under, the Talco Firm Gas Transportation Agreement.  Pursuant to Section 3 of Exhibit B to the Talco Firm Gas Transportation Agreement, Regency Intrastate Gas has provided Talco proof that (i) one-hundred percent (100%) of the pipe for the Haynesville Expansion Capacity (as defined in the Talco Firm Gas Transportation Agreement) has been ordered, (ii) the Louisiana Department of Conservation approval and other regulatory approvals have been received, (iii) all construction contracts have been awarded and (iv) ninety percent (90%) of the right of ways have been purchased.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES AND

COVENANTS OF THE PURCHASERS

Each Purchaser, severally and not jointly, hereby represents and warrants and covenants to Regency as follows:

Section 4.01   Existence.  Such Purchaser is duly organized and validly existing and in good standing under the laws of its state of formation, with all necessary power and authority to own properties and to conduct its business as currently conducted.

Section 4.02   Authorization, Enforceability.  Such Purchaser has all necessary legal power and authority to enter into, deliver and perform its obligations under this Agreement.  The execution, delivery and performance of this Agreement by such Purchaser and the consummation by it of the transactions contemplated hereby have been duly and validly authorized by all necessary legal action, and no further consent or authorization of such Purchaser is required.  This Agreement has been duly executed and delivered by such Purchaser and constitutes legal, valid and binding obligations of such Purchaser; provided that, the enforceability thereof may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws relating to or affecting creditors’ rights generally and by general principles of equity and except as the rights to indemnification may be limited by applicable law (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 4.03   No Breach.  The execution, delivery and performance of this Agreement by such Purchaser and the consummation by such Purchaser of the transactions contemplated hereby will not (a) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, any material agreement to which such Purchaser is a party or by which the Purchaser is bound or to which any of the property or assets of such Purchaser is subject, (b) conflict with or result in any violation of the provisions of the organizational documents of such Purchaser, or (c) violate any statute, order, rule or regulation of any court or governmental agency or body having jurisdiction over such Purchaser or the property or assets of such Purchaser, except in the case of clauses (a) and (c), for such conflicts, breaches, violations or defaults as would not prevent the consummation of the transactions contemplated by this Agreement.

Section 4.04   Certain Fees.  No fees or commissions are or will be payable by such Purchaser to brokers, finders or investment bankers with respect to the purchase of any of the Purchased Units or the consummation of the transactions contemplated by this Agreement.  Such Purchaser agrees, severally and not jointly with any other Purchaser, that it will indemnify and hold harmless Regency from and against any and all claims, demands or liabilities for broker’s, finder’s, placement, or other similar fees or commissions incurred by such Purchaser or alleged to have been incurred by such Purchaser in connection with the purchase of the Purchased Units or the consummation of the transactions contemplated by this Agreement.

Section 4.05   No Side Agreements.  There are no other Contracts by, among or between such Purchaser and any of its Affiliates, on the one hand, and Regency or any of its Affiliates, on the other hand, with respect to the transactions contemplated hereby other than the Basic Documents, and there are no promises or inducements for future transactions between or among any of such parties.

Section 4.06   Lock-Up Agreement.

(a) Restriction on Transfers.  Without the prior written consent of Regency, except as specifically provided in this Agreement, such Purchaser will not, during the period commencing on the date hereof and ending ninety (90) days after the Closing Date (such period, the “Purchaser Lock-Up Period”) (1) offer, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any of its Purchased Units or (2) enter into any swap or other transaction or arrangement that transfers or that is designed to, or that might reasonably be expected to, result in the transfer to another, in whole or in part, any of the economic consequences of ownership of its Purchased Units, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of Common Units or such other securities, in cash or otherwise; provided, however, that any Purchaser may transfer its Purchased Units to an Affiliate of such Purchaser or to any other Purchaser or an Affiliate of such other Purchaser, provided that any such transferee agrees to the restrictions set forth in this Section 4.06.

Section 4.07   Short Selling.  Such Purchaser has not entered into any short sales of the Common Units owned by it between the time it first began discussion with Regency about the transactions contemplated by this Agreement and the date hereof.

Section 4.08   Regency Information.  Such Purchaser acknowledges and agrees that Regency has provided or made available to such Purchaser (through EDGAR, Regency’s web site or otherwise) all Regency SEC Documents, as well as all press releases issued by Regency through the date of this Agreement that are included in a filing by Regency on Form 8-K or clearly posted on Regency’s website.

Section 4.09   Unregistered Securities.

(a) Accredited Investor Status; Sophisticated Purchaser. Such Purchaser is an “accredited investor” within the meaning of Rule 501 under the Securities Act and is able to bear the risk of its investment in Purchased Units and the Conversion Units. Such Purchaser has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the purchase of the Purchased Units and the Conversion Units.

(b) Information. Such Purchaser and its advisors, if any, have been furnished with all materials relating to the business, finances and operations of Regency that have been requested and materials relating to the offer and sale of the Purchased Units and Conversion Units that have been requested by the Purchasers. Such Purchaser and its advisors, if any, have been afforded the opportunity to ask questions of Regency.  Neither such inquiries nor any other due diligence investigations conducted at any time by such Purchaser and its advisors, if any, or its representatives shall modify, amend or affect such Purchaser’s right (i) to rely on Regency’s representations and warranties contained in Article III above or (ii) to indemnification or any other remedy based on, or with respect to the accuracy or inaccuracy of, or compliance with, the representations, warranties, covenants and agreements in this Agreement, or any Basic Document.  Such Purchaser understands that its purchase of the Purchased Units involves a high degree of risk. Such Purchaser has sought such accounting, legal and tax advice as it has considered necessary to make an informed investment decision with respect to its acquisition of the Purchased Units.

(c)   Residency. Such Purchaser shall cooperate reasonably with Regency to provide any information necessary for any applicable securities filings.

(d)   Legends. Such Purchaser understands that, until such time as the Purchased Units have been registered pursuant to the provisions of the Securities Act, or the Purchased Units are eligible for resale pursuant to Rule 144 promulgated under the Securities Act without any restriction as to the number of securities as of a particular date that can then be immediately sold, the Purchased Units will bear a restrictive legend as provided in the Partnership Agreement. Such Purchaser understands that, until such time as the Conversion Units have been registered pursuant to the provisions of the Securities Act, or the Conversion Units are eligible for resale pursuant to Rule 144 promulgated under the Securities Act without any restriction as to the number of securities as of a particular date that can then be immediately sold, the Conversion Units will bear a restrictive legend as provided in the Partnership Agreement.

(e)   Purchase Representation. Such Purchaser is purchasing the Purchased Units for its own account and not with a view to distribution in violation of any securities laws. Such Purchaser has been advised and understands that neither the Purchased Units nor the Conversion Units have been registered under the Securities Act or under the “blue sky” laws of any jurisdiction and may be resold only if registered pursuant to the provisions of the Securities Act (or if eligible, pursuant to the provisions of Rule 144 promulgated under the Securities Act). Such Purchaser has been advised and understands that Regency, in issuing the Purchased Units, is relying upon, among other things, the representations and warranties of such Purchaser contained in this Article IV in concluding that such issuance is a “private offering” and is exempt from the registration provisions of the Securities Act.

(f)   Rule 144. Such Purchaser understands that there is no public trading market for the Purchased Units, that none is expected to develop and that the Purchased Units must be held indefinitely unless and until Purchased Units or Conversion Units received upon conversion thereof are registered under the Securities Act or an exemption from registration is available. Such Purchaser has been advised of and is aware of the provisions of Rule 144 promulgated under the Securities Act.

(g)   Reliance by Regency. Such Purchaser understands that the Purchased Units are being offered and sold in reliance on a transactional exemption from the registration requirements of Federal and state securities laws and that Regency is relying upon the truth and accuracy of the representations, warranties, agreements, acknowledgments and understandings of such Purchaser set forth herein in order to determine the applicability of such exemptions and the suitability of such Purchaser to acquire the Purchased Units and the Conversion Units issuable upon conversion thereof.

ARTICLE V

INDEMNIFICATION, COSTS AND EXPENSES

Section 5.01   Indemnification by Regency.   Regency agrees to indemnify each Purchaser and its Representatives (collectively, “Purchaser Related Parties”) from, and hold each of them harmless against, any and all losses, actions, suits, proceedings (including any investigations, litigation or inquiries), demands and causes of action, and, in connection therewith, and promptly upon demand, pay or reimburse each of them for all reasonable costs, losses, liabilities, damages or expenses of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel and all other reasonable expenses incurred in connection with investigating, defending or preparing to defend any such matter that may be incurred by them or asserted against or involve any of them), whether or not involving a third party claim, as a result of, arising out of, or in any way related to (i) the failure of any of the representations or warranties made by Regency contained herein to be true and correct in all material respects as of the date hereof (except with respect to any provisions including the word “material” or words of similar import, with respect to which such representations and warranties must have been true and correct) or (ii) the breach of any covenants of Regency contained herein, provided that, in the case of the immediately preceding clause (i), such claim for indemnification is made prior to the expiration of such representation or warranty; provided, however, that for purposes of determining when an indemnification claim has been made, the date upon which a Purchaser Related Party shall have given notice (stating in reasonable detail the basis of the claim for indemnification) to Regency shall constitute the date upon which such claim has been made.

Section 5.02   Indemnification by the Purchasers.  Each Purchaser agrees, severally and not jointly, to indemnify Regency, the General Partners and their respective Representatives (collectively, “Regency Related Parties”) from, and hold each of them harmless against, any and all losses, actions, suits, proceedings (including any investigations, litigation or inquiries), demands and causes of action, and, in connection therewith, and promptly upon demand, pay or reimburse each of them for all reasonable costs, losses, liabilities, damages or expenses of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel and all other reasonable expenses incurred in connection with investigating, defending or preparing to defend any such matter that may be incurred by them or asserted against or involve any of them), whether or not involving a third party claim, as a result of, arising out of, or in any way related to (i) the failure of any of the representations or warranties made by such Purchaser contained herein to be true and correct in all material respects as of the date hereof or (ii) the breach of any of the covenants of such Purchaser contained herein, provided that, in the case of the immediately preceding clause (i), such claim for indemnification relating to a breach of any representation or warranty is made prior to the expiration of such representation or warranty; provided, however, that for purposes of determining when an indemnification claim has been made, the date upon which a Regency Related Party shall have given notice (stating in reasonable detail the basis of the claim for indemnification) to a Purchaser shall constitute the date upon which such claim has been made; provided, further, that the liability of each Purchaser shall not be greater in amount than such Purchaser’s Allocated Purchase Price.

Section 5.03   Indemnification Procedure.

(a) A claim for indemnification for any matter not involving a third party claim may be asserted by notice to the party from whom indemnification is sought; provided, however, that failure to so notify the indemnifying party shall not preclude the indemnified party from any indemnification which it may claim in accordance with this Article V, except as otherwise provided in Sections 5.01 and 5.02.

(b) Promptly after any Regency Related Party or Purchaser Related Party (hereinafter, the “Indemnified Party”) has received notice of any indemnifiable claim hereunder, or the commencement of any action, suit or proceeding by a third person, which the Indemnified Party believes in good faith is an indemnifiable claim under this Agreement (each, a “Third Party Claim”), the Indemnified Party shall give the indemnitor hereunder (the “Indemnifying Party”) written notice of such Third Party Claim but failure to so notify the Indemnifying Party will not relieve the Indemnifying Party from any liability it may have to such Indemnified Party hereunder except to the extent that the Indemnifying Party is materially prejudiced by such failure.  Such notice shall state the nature and the basis of such Third Party Claim to the extent then known.  The Indemnifying Party shall have the right to defend and settle, at its own expense and by its own counsel, any such matter as long as the Indemnifying Party pursues the same diligently and in good faith.  If the Indemnifying Party undertakes to defend or settle such Third Party Claim, it shall promptly, and in no event later than five (5) days, notify the Indemnified Party of its intention to do so, and the Indemnified Party shall cooperate with the Indemnifying Party and its counsel in all commercially reasonable respects in the defense thereof and/or the settlement thereof.  Such cooperation shall include, but shall not be limited to, furnishing the Indemnifying Party with any books, records and other information reasonably requested by the Indemnifying Party and in the Indemnified Party’s possession or control.  Such cooperation of the Indemnified Party shall be at the cost of the Indemnifying Party.  After the Indemnifying Party has notified the Indemnified Party of its intention to undertake to defend or settle any such asserted liability, and for so long as the Indemnifying Party diligently pursues such defense, the Indemnifying Party shall not be liable for any additional legal expenses incurred by the Indemnified Party in connection with any defense or settlement of such asserted liability; provided, however, that the Indemnified Party shall be entitled (i) at its expense, to participate in the defense of such asserted liability and the negotiations of the settlement thereof and (ii) if (A) the Indemnifying Party has, within ten (10) Business Days of when the Indemnified Party provides written notice of a Third Party Claim, failed (y) to assume the defense or settlement of such Third Party Claim and employ counsel and (z) notify the Indemnified Party of such assumption, or (B) if the defendants in any such action include both the Indemnified Party and the Indemnifying Party and counsel to the Indemnified Party shall have concluded that there may be reasonable defenses available to the Indemnified Party that are different from or in addition to those available to the Indemnifying Party or if the interests of the Indemnified Party reasonably may be deemed to conflict with the interests of the Indemnifying Party, then the Indemnified Party shall have the right to select a separate counsel and to assume such settlement or legal defense and otherwise to participate in the defense of such action, with the expenses and fees of such separate counsel and other expenses related to such participation to be reimbursed by the Indemnifying Party as incurred.  Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not settle any indemnified claim without the consent of the Indemnified Party, unless the settlement thereof imposes no liability or obligation on, and includes a complete release from liability of, and does not contain any admission of wrong doing by, the Indemnified Party.

       ARTICLE VI

MISCELLANEOUS

Section 6.01   Interpretation.  Article, Section, Schedule and Exhibit references in this Agreement are references to the corresponding Article, Section, Schedule or Exhibit to this Agreement, unless otherwise specified.  All Exhibits and Schedules to this Agreement are hereby incorporated and made a part hereof as if set forth in full herein and are an integral part of this Agreement.  All references to instruments, documents, Contracts and agreements are references to such instruments, documents, Contracts and agreements as the same may be amended, supplemented and otherwise modified from time to time, unless otherwise specified.  The word “including” shall mean “including but not limited to” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.  Whenever Regency has an obligation under the Basic Documents, the expense of complying with that obligation shall be an expense of Regency unless otherwise specified.  Any reference in this Agreement to $ shall mean U.S. dollars.  Whenever any determination, consent or approval is to be made or given by any of the Purchasers, such action shall be in such Purchaser’s sole discretion, unless otherwise specified in this Agreement.  If any provision in the Basic Documents is held to be illegal, invalid, not binding or unenforceable, (i) such provision shall be fully severable and the Basic Documents shall be construed and enforced as if such illegal, invalid, not binding or unenforceable provision had never comprised a part of the Basic Documents, and the remaining provisions shall remain in full force and effect and (ii) the parties hereto shall negotiate in good faith to modify the Basic Documents so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.  When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to the Basic Documents, the date that is the reference date in calculating such period shall be excluded.  If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.  Any words imparting the singular number only shall include the plural and vice versa.  The words such as “herein,” “hereinafter,” “hereof” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.  The provision of a Table of Contents, the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement.

Section 6.02   Survival of Provisions.  The representations and warranties set forth in Sections 3.02, 3.08, 3.09, 3.11, 3.12, 4.02, 4.04, 4.05 and 4.09 hereunder shall survive the execution and delivery of this Agreement indefinitely, the representations and warranties set forth in Section 3.18 shall survive for a period of three (3) years following the Closing Date regardless of any investigation made by or on behalf of Regency or any of the Purchasers, and the other representations and warranties set forth herein shall survive for a period of eighteen (18) months following the Closing Date regardless of any investigation made by or on behalf of Regency or the Purchasers.  The covenants made in this Agreement or any other Basic Document shall survive the Closing and remain operative and in full force and effect regardless of acceptance of any of the Purchased Units and payment therefor and repayment or repurchase thereof.  Regardless of any purported general termination of this Agreement, the provisions of Article V and all indemnification rights and obligations of Regency and each Purchaser thereunder shall remain operative and in full force and effect as between Regency and each Purchaser, unless Regency and a specific Purchaser execute a writing that expressly (with specific references to the applicable Section or subsection of this Agreement) terminates such rights and obligations as between Regency and such Purchaser, provided that such a writing shall not affect the rights and obligations as between Regency and any other Purchaser.

Section 6.03   No Waiver; Modifications in Writing.

(a) Delay.  No failure or delay on the part of any party in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy.  The remedies provided for herein are cumulative and are not exclusive of any remedies that may be available to a party at law or in equity or otherwise.

(b) Specific Waiver.  Except as otherwise provided herein, no amendment, waiver, consent, modification or termination of any provision of this Agreement or any other Basic Document (except in the case of the Partnership Agreement for amendments adopted pursuant to Section 13.1 thereof) shall be effective unless signed by each of the parties hereto or thereto affected by such amendment, waiver, consent, modification or termination.  Any amendment, supplement or modification of or to any provision of this Agreement or any other Basic Document, any waiver of any provision of this Agreement or any other Basic Document and any consent to any departure by Regency from the terms of any provision of this Agreement or any other Basic Document shall be effective only in the specific instance and for the specific purpose for which made or given.  Except where notice is specifically required by this Agreement, no notice to or demand on Regency in any case shall entitle Regency to any other or further notice or demand in similar or other circumstances.  Any investigation by or on behalf of any party shall not be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein.

Section 6.04   Binding Effect; Assignment.

(a) Binding Effect.  This Agreement shall be binding upon Regency, each Purchaser and their respective successors and permitted assigns.  Except as expressly provided in this Agreement, this Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties to this Agreement and their respective successors and permitted assigns.

(b) Assignment of Rights.  Any Purchaser’s rights and obligations hereunder (including the right to seek indemnification) may be transferred or assigned in whole or in part by such Purchaser to any Affiliate or Permitted Transferee of such Purchaser without the consent of Regency or the other parties hereto.  Upon any such permitted transfer or assignment, references in this Agreement to Purchaser (as they apply to the transferor or assignor, as the case may be) shall thereafter apply to such transferee or assignee of such Purchaser unless the context otherwise requires. Without the written consent of Regency, which consent shall not be unreasonably withheld, no portion of the rights and obligations of each Purchaser under this Agreement may be assigned or transferred by such Purchaser to a Person that is not an Affiliate or a Permitted Transferee of such Purchaser.  No portion of the rights and obligations of Regency under this Agreement may be transferred or assigned without the prior written consent of each of the Purchasers, which consent shall not be unreasonably withheld; provided, however, that Regency may transfer or assign this Agreement and any or all rights or obligations hereunder to any Affiliate of Regency without the consent of the Purchasers.

Section 6.05   Non-Disclosure.  Notwithstanding anything herein to the contrary, the Non-Disclosure Agreement shall remain in full force and effect regardless of any termination of this Agreement.  Other than the Form 8-Ks to be filed in connection with this Agreement, Regency, the General Partner, their respective Subsidiaries and any of their respective Representatives shall disclose the identity of, or any other information concerning, any Purchaser or any of its Affiliates only after providing such Purchaser a reasonable opportunity to review and comment on such disclosure (with such comments being incorporated or reflected, to the extent reasonable, in any such disclosure); provided, however, that nothing in this Section 6.05 shall delay any required filing or other disclosure with the Commission, NASDAQ or any Governmental Authority or otherwise hinder Regency, the General Partner, their respective Subsidiaries or their Representatives’ ability to timely comply with all laws or rules and regulations of the Commission, NASDAQ or other Governmental Authority.

    Section 6.06   Communications.  All notices and demands provided for hereunder shall be in writing and shall be given by registered or certified mail, return receipt requested, telecopy, air courier guaranteeing overnight delivery or personal delivery (i) if to the Purchasers, at the addresses or facsimile numbers set forth on Schedule A hereto, and (ii) if to Regency at the following addresses:

Regency Energy Partners LP

2001 Bryan Street, Suite 3700

Dallas, Texas 75201

Attention:  Chief Legal Officer

with a copy to:

Mayer Brown LLP

700 Louisiana, Suite 3400

Houston, Texas 77002

Attention: Dan A. Fleckman

Facsimile: (713) 238-2718

or to such other address as Regency or such Purchaser may designate in writing.  All notices and communications shall be deemed to have been duly given:  at the time delivered by hand, if personally delivered; upon actual receipt if sent by certified or registered mail, return receipt requested, or regular mail, if mailed; upon actual receipt of the overnight courier copy, if sent via facsimile; and upon actual receipt when delivered to an air courier guaranteeing overnight delivery.

Section 6.07   Entire Agreement.  This Agreement, the other Basic Documents and the other agreements and documents referred to herein are intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein and therein.  There are no restrictions, promises, warranties or undertakings, other than those set forth or referred to herein or the other Basic Documents with respect to the rights granted by Regency or any of its Affiliates or the Purchasers or any of their Affiliates set forth herein or therein.  This Agreement, the other Basic Documents and the other agreements and documents referred to herein or therein supersede all prior agreements and understandings between the parties with respect to such subject matter.

Section 6.08   Governing Law; Submission to Jurisdiction.  This Agreement, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement), will be construed in accordance with and governed by the laws of the State of Delaware without regard to principles of conflicts of laws.  Any action against any party relating to the foregoing shall be brought in any federal or state court of competent jurisdiction located within the State of Delaware, and the parties hereto hereby irrevocably submit to the non-exclusive jurisdiction of any federal or state court located within the State of Delaware over any such action.  The parties hereby irrevocably waive, to the fullest extent permitted by applicable Law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute.  Each of the parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

Section 6.09   Waiver of Jury Trial.  THE PARTIES TO THIS AGREEMENT EACH HEREBY WAIVES, AND AGREES TO CAUSE ITS AFFILIATES TO WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (i) ARISING UNDER THIS AGREEMENT OR (ii) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE.  THE PARTIES TO THIS AGREEMENT EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

Section 6.10   Execution in Counterparts.  This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same agreement.

[Remainder of Page Left Intentionally Blank]

IN WITNESS WHEREOF, the parties hereto execute this Agreement, effective as of the date first above written.

REGENCY ENERGY PARTNERS LP

By: REGENCY GP LP, its general partner

By: REGENCY GP LLC, its general partner
By: Name: Stephen L. Arata Title:Executive Vice President and Chief Financial Officer

MTP ENERGY INFRASTRUCTURE FINANCE MASTER FUND, LTD

By: MTP ENERGY MANAGEMENT LLC, its investment manager

By: MAGNETAR FINANCIAL LLC, its managing member
By: Name: Title:

MTP ENERGY INFRASTRUCTURE FINANCE AP, LLC

By: MTP ENERGY MANAGEMENT LLC, its investment manager

By: MAGNETAR FINANCIAL LLC, its managing member
By: Name: Title:

MTP ENERGY INFRASTRUCTURE FINANCE SPECIAL FUND, LLC

By: MTP ENERGY MANAGEMENT LLC, with limited power of attorney

By: MAGNETAR FINANCIAL LLC, its managing member
By: Name: Title:
TRIANGLE PEAK PARTNERS PRIVATE EQUITY, LP

By: TRIANGLE PEAK PARTNERS PRIVATE EQUITY GP, LLC
By: Name: Title: Jurisdiction of Purchaser’s Executive Offices

HARVEST ENERGY INVESTORS, LLC

By: HARVEST ASSOCIATES V, L.L.C., its managing member
By: Name: Title: Jurisdiction of Purchaser’s Executive Offices